 --------
 FORM 5
 --------

[ ]  Check box if no longer
     subject to Section 16.
     Form 4 or Form 5 obligations
     my continue.
     See Instruction 1(b)
[ ]  Form 3 Holdings Reported
[ ]  Form 4 Transactions Reported

                    U.S. SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
               Section 17(a) of the Public Utility Holding Company
                          Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940

----------------------------------------------------------------------------------------------------------------------------------|
1.  Name and Address of Reporting Person  |2.  Issuer Name and Ticker or Trading|6. Relationship of Reporting                     |
                                          |    Symbol Monterey Bay Bancorp Inc. |   Person to Issuer Director                     |
                                          |    MBB                              |                                                 |
                                          |-------------------------------------|-------------------------------------------------|
Austin       Josiah            T.         |3. IRS Identification Number         |     X   Director              10% Owner         |
                                          |   of Reporting Person, if an        |   -----                      -----              |
----------------------------------------- |   Entity (Voluntary)                |         Officer (give title  _____ Other(specify|
   (Last)    (First)       (Middle)       |4. Statement for Month/year          |   -----  below                           below) |
                                          |   December 31, 1999                 |-------------------------------------------------|
    El Coronado Ranch, Star Route Box 395 |                                     |7. Individual or Joint/Group Filing (Check       |
 -----------------------------------------|-------------------------------------|   applicble line                                |
                 (Street)                 |5. If Amendment, Date of             |                                                  |
                                          |  Original (Month/Year               |--------------------------------------------------|
------------------------------------------|-------------------------------------|    X    Form Filed by one Reporting Person      |
  Pearce           AZ          85625      |                                     |   -----                                         |
------------------------------------------|                                     |       Form Filed by more than one Reporting     |
   (City)          (State)      (Zip)     |                                     |   -----   Person                                |
----------------------------------------------------------------------------------------------------------------------------------|
Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                  |
----------------------------------------------------------------------------------------------------------------------------------|
1. Title of   |2. Transaction Date |3.  Transaction  |4. Securities Acquired      5. Amount of     | 6.  Ownership   |7. Nature of|
   Security   |                    |    Code         |    (A) or Disposed of (D)      Securities   |    Form: Direct |Indirect    |
   (Instr. 3) |   Month/Day/Year)  |    Instr. 8)    |    (Instr. 3, 4 and 5)         Beneficially |    (D) or       |Beneficial  |
              |                    |                 |                                End of       |    (Instr. 4)   |(Instr. 4)  |
              |                    |                 |                                Issuer's     |                 |            |
              |                    |                 |                                Fiscal Year  |                 |            |
              |                    |                 |                                (Instr. 3    |                 |            |
              |                    |                 |                                 and 4)      |                 |            |
--------------|--------------------|-----------------|---------------------------------------------|-----------------|------------|
              |                    |                 |        |          |       |                 |                 |            |
              |                    |                 |Amount  |(A) or (D)|Price  |                 |                 |            |
--------------|--------------------|----------- -----|--------|--------- |-------|-----------------|-----------------|------------|
Common Stock  |   12/31/99         |                 |        |          |       |    340,339      |                 |            |
Total         |                    |                 |        |          |       |                 |                 |            |
-----------------------------------|-----------------|--------|----------|-------|-----------------|-----------------|------------|
Common Stock  |   12/31/99         |                 |        |          |       |     38,634      |         D       |            |
--------------|--------------------| ----------------|------- |----------|-- ----|--------- -------|---------- ------|------------|
Common Stock  |   12/31/99         |                 |        |          |       |      1,250      |         I       |   Note 1   |
--------------|--------------------| ----------------|------- |----------|-- ----|--------- -------|---------- ------|------------|
Common Stock  |   12/31/99         |                 |        |          |       |      1,250      |         I       |   Note 2   |
--------------|--------------------| ----------------|------- |----------|-- ----|--------- -------|---------- ------|------------|
Common Stock  |   12/31/99         |                 |        |          |       |      1,875      |         I       |   Note 3   |
--------------|--------------------| ----------------|------- |----------|-- ----|--------- -------|---------- ------|------------|
Common Stock  |   12/31/99         |                 |        |          |       |      1,875      |         I       |   Note 4   |
--------------|--------------------| ----------------|------- |----------|-- ----|--------- -------|---------- ------|------------|
Common Stock  |   12/31/99         |                 |        |          |       |     295,455     |         I       |   Note 5   |
--------------|--------------------|-----------------|--------|----------|-------|-----------------|-----------------|------------|
Common Stock  |   05/20/99         |        A        |        |    A     |14.3750|                 |         D       |            |
              |                    |                 |  132   |          |       |                 |                 |            |
--------------|--------------------|-----------------|--------|----------|------ |-----------------|-----------------|------------|
Common Stock  |   06/11/99         |        A        |        |    A     |14.5000|                 |         D       |            |
              |                    |                 |  131   |          |       |                 |                 |            |
--------------|--------------------|-----------------|--------|----------|------ |-----------------|-----------------|------------|-
Common Stock  |   07/22/99         |        A        |        |    A     |15.0000|                 |         D       |            |
              |                    |                 |  126   |          |       |                 |                 |            |
--------------|--------------------|-----------------|--------|----------|------ |-----------------|-----------------|-------------
Common Stock  |   08/19/99         |        A        |        |    A     |15.1250|                 |         D       |            |
              |                    |                 |  125   |          |       |                 |                 |            |
              |                    |                 |        |          |       |                 |                 |            |
--------------|--------------------|-----------------|--------|----------|------ |-----------------|-----------------|------------|
Common Stock  |   09/23/99         |        A        |        |    A     |13.7500|                 |         D       |            |
              |                    |                 |  138   |          |       |                 |                 |            |
--------------|--------------------|-----------------|--------|----------|------ |-----------------|-----------------|------------|
Common Stock  |   10/21/99         |        A        |        |    A     |12.2500|                 |         D       |            |
              |                    |                 |  155   |          |       |                 |                 |            |
              |                    |                 |        |          |       |                 |                 |            |
--------------|--------------------|-----------------|--------|--- ------|------ |-----------------|-----------------|------------|
Common Stock  |   11/18/99         |        A        |        |    A     |14.0000|                 |         D       |            |
              |                    |                 |  135   |          |       |                 |                 |            |
--------------|--------------------|-----------------|--------|----------|------ |-----------------|-----------------|------------|
Common Stock  |   12/16/99         |        A        |        |    A     | 9.8750|                 |         D       |            |
              |                    |                 |  192   |          |       |                 |                 |            |
 ---------------------------------------------------------------------------------------------------------------------------------|


FORM 5 (continued)                        Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                 (e.g., puts, calls, warrants, options, convertible securities)

----------------------------------------------------------------------------------------------------------------------------------|
1. Title of|2.Conversion|3. Trans-  ||4. Trans- |5.Number |6. Date |7.Title and|8.Price of|9.Number of |10.Owner-  |11.Nature
Derivative |or Exercise |action Date|action Code|of       |Exercis-|Amount of  |Derivative|Derivative  |ship of    |of Indirect
Security   |Price of    |(Month/Day/|Instr. 8)  |Deirva   |able and|Underlying |Security  |Securities  |Deriva-    |Beneficial
(Instr. 3) |Derivative  | Year      |           |tive     |Expira- |Securities |(Instr. 5)|Benefically |tive       |Ownership
           |   Security |           |           |Securi-  |tion    |           |          |Owned at End|Security:  |(Instr.4)
           |            |           |           |tiess    |Date    |           |          |Of Year     |Direct (D) |
           |            |           |           |Acquired |(Month/ |           |          |(Instr. 4)  |or Indirect|
           |            |           |           |(A) or   | Day/   |           |          |            |(i)        |
           |            |           |           |Disposed |        |           |          ||Instr. 4)  |           |
           |            |           |           |of (D)   |        |           |          |            |           |
           |            |           |           |(Instr.3,|        |           |          |            |           |
           |            |           |           |4, 5)    |        |           |          |            |           |
-----------|------------|-----------|-----------|---------|--------------------|----------|------------|-----------|---------------
           |            |           |           |    |    |Date   |Expira-     |          |            |           |
           |            |           |           |(A) |(D) |Exer-  |tion        |          |            |           |
           |            |           |           |    |    |cisable|            |          |            |           |
-----------|------------|-----------|-----------|----|----|-------|------------|----------|------------|-----------|---------------
           |            |           |           |    |    |       |            |          |            |           |
-----------|------------|-----------|-----------|----|----|-------|------------|----------|------------|-----------|---------------
           |            |           |           |    |    |       |            |          |            |           |
-----------|------------|-----------|-----------|----|----|-------|------------|----------|------------|---------- |---------------
           |            |           |           |    |    |       |            |                                   |
-----------|------------|-----------|-----------|----|----|------ | -----------|----------|------------|-----------|---------------
           |            |           |           |    |    |       |                       |            |           |
-----------|------------|-----------|-----------|----|----|-------|------------|----------|------------|-----------|---------------
           |            |           |           |    |    |       |            |          |            |           |
-----------------------------------------------------------------------------------------------------------------------------------





                                                                                  February 15, 2000
                                                 ------------------------------   -------------------
                                                 Signature of Reporting Person           Date

Explanation of Responses:

Note 1:  By Self as Trustee for the Austin-Clark Life Insurance Trust.
Note 2:  By Self as Trustee for Valerie Gordon Trust.
Note 3:  By Self as Trustee for Christine Lowery.
Note 4:  By Self as Trustee for Matthew Lowery Trust.
Note 5:  As Managing Member of El Coronado Holdings, LLC.